UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GLU MOBILE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information supplements the disclosure under the heading “Equity Compensation Plan Information” contained in Proposal No. 2 – “Approval of the Amended and Restated 2007 Equity Incentive Plan to, among other things, increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 7,200,000 shares” contained in the proxy statement filed with the SEC by Glu Mobile Inc. (“Glu”) on April 19, 2013 in connection with Glu’s 2013 Annual Meeting of Stockholders scheduled to be held on June 6, 2013:

On May 14, 2013, the Compensation Committee of Glu’s Board of Directors amended the Glu Mobile Inc. 2008 Equity Inducement Plan (the “Inducement Plan”) to increase the number of shares available for grant thereunder by 200,000 shares. In addition, on May 14, 2013, the Compensation Committee awarded stock options to purchase an aggregate of 372,500 shares of Glu’s common stock to nine newly hired employees under the Inducement Plan, which includes an option to purchase 300,000 shares awarded to Chris Akhavan, Glu’s newly hired President of Publishing. As of immediately following those grants, there were 25,921 shares available for future grant under the Inducement Plan.